Subject to Completion Preliminary Term Sheet dated May 6, 2025

Filed Pursuant to Rule 424(b)(2)
Registration Statement No. 333-275898

(To Prospectus and Prospectus Supplement, each dated December 20, 2023, and Product Supplement STOCK ARN-1 dated December 27, 2023)

Units $10 principal amount per unit CUSIP No.	Pricing Date* Settlement Date* Maturity Date*	May , 2025 May , 2025 July , 2026
*Subject to change based on the actual date the notes are priced for initial sale to the public (the “pricing date”)

Accelerated Return Notes® Linked to a Basket of Three Technology Sector Stocks

▪	Maturity of approximately 14 months
▪	3-to-1 upside exposure to increases in the Basket, subject to a capped return of [18.00% to 22.00%]
▪	1-to-1 downside exposure to decreases in the Basket, with 100% of your principal at risk
▪	The Basket will be composed of the common stocks of each of Amazon.com, Inc., NVIDIA Corporation and Microsoft Corporation (the “Basket Stocks”). Each of the Basket Stocks will be given an approximately equal weight.
▪	All payments occur at maturity and are subject to the credit risk of Royal Bank of Canada.
▪	No periodic interest payments
▪	In addition to the underwriting discount set forth below, the notes include a hedging-related charge of $0.05 per unit. See “Structuring the Notes.”
▪	Limited secondary market liquidity, with no exchange listing
▪	The notes are unsecured debt securities and are not savings accounts or insured deposits of a bank. The notes are not insured by the Canada Deposit Insurance Corporation, the U.S. Federal Deposit Insurance Corporation, or any other governmental agency of Canada or the United States.

The notes are being issued by Royal Bank of Canada (“RBC”). There are important differences between the notes and a conventional debt security, including different investment risks and certain additional costs. See “Risk Factors” and “Additional Risk Factors” beginning on page TS-6 of this term sheet and “Risk Factors” beginning on page PS-6 of product supplement STOCK ARN-1.

The initial estimated value of the notes as of the pricing date is expected to be between $8.90 and $9.40 per unit, which is less than the public offering price listed below. See “Summary” on the following page, “Risk Factors” beginning on page TS-6 of this term sheet and “Structuring the Notes” below for additional information. The actual value of your notes at any time will reflect many factors and cannot be predicted with accuracy.

_

None of the Securities and Exchange Commission (the “SEC”), any state securities commission, or any other regulatory body has approved or disapproved of these securities or determined if this Note Prospectus (as defined below) is truthful or complete. Any representation to the contrary is a criminal offense.

_

	Per Unit	Total
Public offering price(1)	$ 10.000	$
Underwriting discount(1)	$ 0.175	$
Proceeds, before expenses, to RBC	$ 9.825	$

(1)	For any purchase of 300,000 units or more in a single transaction by an individual investor or in combined transactions with the investor’s household in this offering, the public offering price and the underwriting discount will be $9.950 per unit and $0.125 per unit, respectively. See “Supplement to the Plan of Distribution” below.

The notes:

Are Not FDIC Insured	Are Not Bank Guaranteed	May Lose Value

BofA Securities

May    , 2025

Accelerated Return Notes®
Linked to a Basket of Three Technology Sector Stocks, due July , 2026

Summary

The Accelerated Return Notes® Linked to a Basket of Three Technology Sector Stocks, due July    , 2026 (the “notes”) are our senior unsecured debt securities. The notes are not insured by the Canada Deposit Insurance Corporation or the U.S. Federal Deposit Insurance Corporation or secured by collateral. The notes will rank equally with all of our other unsecured and unsubordinated debt. Any payments due on the notes, including any repayment of principal, will be subject to the credit risk of RBC.

The notes are not bail-inable notes (as defined in the prospectus supplement). The notes provide you a leveraged return, subject to a cap, if the Ending Value of the Basket, which is the basket of three technology sector stocks described below (the “Basket”), is greater than the Starting Value. If the Ending Value is less than the Starting Value, you will lose all or a portion of the principal amount of your notes. Any payments on the notes will be calculated based on the $10 principal amount per unit and will depend on the performance of the Basket, subject to our credit risk. See “Terms of the Notes” below.

The Basket is composed of the common stocks of Amazon.com, Inc., NVIDIA Corporation and Microsoft Corporation (each a “Basket Stock”). On the pricing date, the Basket Stocks will be given an approximately equal weight.

The economic terms of the notes (including the Capped Value) are based on our internal funding rate, which is the rate we pay to borrow funds through the issuance of market-linked notes, and the economic terms of certain related hedging arrangements. Our internal funding rate is typically lower than the rate we would pay when we issue conventional fixed or floating rate debt securities. This difference in funding rate, as well as the underwriting discount and the hedging-related charge described below, reduce the economic terms of the notes to you and the price at which you may be able to sell the notes in any secondary market. Due to these factors, the public offering price you pay to purchase the notes will be greater than the initial estimated value of the notes.

On the cover page of this term sheet, we have provided the initial estimated value range for the notes. This initial estimated value range was determined based on our and our affiliates’ pricing models, which take into consideration our internal funding rate and the market prices for the hedging arrangements related to the notes. The initial estimated value of the notes calculated on the pricing date will be set forth in the final term sheet made available to investors in the notes. For more information about the initial estimated value and the structuring of the notes, see “Structuring the Notes” below.

Terms of the Notes	Redemption Amount Determination

Issuer:	Royal Bank of Canada (“RBC”)	On the maturity date, you will receive a cash payment per unit determined as follows:
Principal Amount:	$10.00 per unit
Term:	Approximately 14 months
Market Measure:	An approximately equally weighted basket of three technology sector stocks composed of the common stocks of Amazon.com, Inc. (Nasdaq symbol: “AMZN”), NVIDIA Corporation (Nasdaq symbol: “NVDA”) and Microsoft Corporation (Nasdaq symbol: “MSFT”) (each, an “Underlying Company”)
Starting Value:	The Starting Value will be set to 100.00 on the pricing date.
Ending Value:	The value of the Basket on the Calculation Day, calculated as specified in “The Basket” below. The scheduled Calculation Day is subject to postponement in the event of Market Disruption Events, as described beginning on page PS-28 of product supplement STOCK ARN-1.
Price Multiplier:	1, for each Basket Stock, subject to adjustment for certain corporate events relating to that Basket Stock, as described beginning on page PS-20 of product supplement STOCK ARN-1
Participation Rate:	300%
Capped Value:	[$11.80 to $12.20] per unit, which represents a return of [18.00% to 22.00%] over the principal amount. The actual Capped Value will be determined on the pricing date.
Calculation Day:	Approximately the fifth scheduled trading day immediately preceding the maturity date
Fees and Charges:	The underwriting discount of $0.175 per unit listed on the cover page and a hedging-related charge of $0.05 per unit described in “Structuring the Notes” below
Calculation Agent:	BofA Securities, Inc. (“BofAS”)
Accelerated Return Notes®	TS-2

Accelerated Return Notes®
Linked to a Basket of Three Technology Sector Stocks, due July , 2026

The terms and risks of the notes are contained in this term sheet and in the following:

▪	Product supplement STOCK ARN-1 dated December 27, 2023: https://www.sec.gov/Archives/edgar/data/1000275/000114036123059836/ef20017524_424b5.htm

▪	Series J MTN prospectus supplement dated December 20, 2023: https://www.sec.gov/Archives/edgar/data/1000275/000119312523299523/d638227d424b3.htm

▪	Prospectus dated December 20, 2023: https://www.sec.gov/Archives/edgar/data/1000275/000119312523299520/d645671d424b3.htm

These documents (together, the “Note Prospectus”) have been filed as part of a registration statement with the SEC, which may, without cost, be accessed on the SEC website as indicated above or obtained from us, Merrill Lynch, Pierce, Fenner & Smith Incorporated (“MLPF&S”) or BofAS by calling 1-800-294-1322. Before you invest, you should read the Note Prospectus, including this term sheet, and the other documents that we have filed with the SEC for information about us and this offering. Any prior or contemporaneous oral statements and any other written materials you may have received are superseded by the Note Prospectus. Capitalized terms used but not defined in this term sheet have the meanings set forth in product supplement STOCK ARN-1. Unless otherwise indicated or unless the context requires otherwise, all references in this term sheet to “Royal Bank of Canada,” the “Bank,” “we,” “us,” “our” or similar references mean only RBC.

“Accelerated Return Notes®” and “ARNs®” are the registered service marks of Bank of America Corporation, the parent company of MLPF&S and BofAS.

Investor Considerations

You may wish to consider an investment in the notes if:	The notes may not be an appropriate investment for you if:

▪	You anticipate that the Basket will increase moderately from the Starting Value to the Ending Value.

▪	You are willing to risk a loss of principal and return if the Basket decreases from the Starting Value to the Ending Value.

▪	You accept that the return on the notes will be capped.

▪	You are willing to forgo the interest payments that are paid on conventional interest-bearing debt securities.

▪	You are willing to forgo dividends and other benefits of directly owning the Basket Stocks.

▪	You are willing to accept a limited or no market for sales prior to maturity, and understand that the market prices for the notes, if any, will be affected by various factors, including our actual and perceived creditworthiness, our internal funding rate and fees and charges on the notes.

▪	You are willing to assume our credit risk, as issuer of the notes, for all payments under the notes, including the Redemption Amount.

▪	You believe that the Basket will decrease from the Starting Value to the Ending Value or that it will not increase sufficiently over the term of the notes to provide you with your desired return.

▪	You seek principal repayment or preservation of capital.

▪	You seek an uncapped return on your investment.

▪	You seek interest payments or other current income on your investment.

▪	You want to receive dividends or have other benefits of directly owning the Basket Stocks.

▪	You seek an investment for which there will be a liquid secondary market.

▪	You are unwilling or are unable to take market risk on the notes or to take our credit risk as issuer of the notes.

We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the notes.

Accelerated Return Notes®	TS-3

Accelerated Return Notes®
Linked to a Basket of Three Technology Sector Stocks, due July , 2026

Hypothetical Payout Profile and Examples of Payments at Maturity

The graph below is based on hypothetical numbers and values.

Accelerated Return Notes®

This graph reflects the returns on the notes, based on the Participation Rate of 300% and a hypothetical Capped Value of $12.00 per unit (the midpoint of the Capped Value range of [$11.80 to $12.20]). The green line reflects the returns on the notes, while the dotted gray line reflects the returns of a direct investment in the Basket Stocks, excluding dividends.

This graph has been prepared for purposes of illustration only.

The following table and examples are for purposes of illustration only. They are based on hypothetical values and show hypothetical returns on the notes. They illustrate the calculation of the Redemption Amount and total rate of return based on the Starting Value of 100.00, the Participation Rate of 300%, a hypothetical Capped Value of $12.00 per unit and a range of hypothetical Ending Values. The actual amount you receive and the resulting total rate of return will depend on the actual Ending Value and Capped Value, and whether you hold the notes to maturity. The following examples do not take into account any tax consequences from investing in the notes.

For recent hypothetical historical values of the Basket, see “The Basket” section below. For recent actual prices of the Basket Stocks, see “The Basket Stocks” section below. The Ending Value will not include any income generated by dividends paid on the Basket Stocks, which you would otherwise be entitled to receive if you invested in the Basket Stocks directly. In addition, all payments on the notes are subject to issuer credit risk.

Ending Value	Percentage Change from the Starting Value to the Ending Value	Redemption Amount per Unit	Total Rate of Return on the Notes
0.00	-100.00%	$0.00	-100.00%
50.00	-50.00%	$5.00	-50.00%
80.00	-20.00%	$8.00	-20.00%
90.00	-10.00%	$9.00	-10.00%
94.00	-6.00%	$9.40	-6.00%
97.00	-3.00%	$9.70	-3.00%
100.00(1)	0.00%	$10.00	0.00%
102.00	2.00%	$10.60	6.00%
103.00	3.00%	$10.90	9.00%
105.00	5.00%	$11.50	15.00%
106.67	6.67%	$12.00(2)	20.00%
110.00	10.00%	$12.00	20.00%
120.00	20.00%	$12.00	20.00%
150.00	50.00%	$12.00	20.00%
200.00	100.00%	$12.00	20.00%

(1)	The Starting Value will be set to 100.00 on the pricing date.

(2)	The Redemption Amount per unit cannot exceed the hypothetical Capped Value.

Accelerated Return Notes®	TS-4

Accelerated Return Notes®
Linked to a Basket of Three Technology Sector Stocks, due July , 2026

Redemption Amount Calculation Examples:

Example 1
The Ending Value is 50.00, or 50.00% of the Starting Value:
Starting Value: 100.00
Ending Value: 50.00
= $5.00 Redemption Amount per unit

Example 2
The Ending Value is 102.00, or 102.00% of the Starting Value:
Starting Value: 100.00
Ending Value: 102.00
= $10.60 Redemption Amount per unit

Example 3
The Ending Value is 130.00, or 130.00% of the Starting Value:
Starting Value: 100.00
Ending Value: 130.00
= $19.00, however, because the Redemption Amount for the notes cannot exceed the hypothetical Capped Value, the Redemption Amount will be $12.00 per unit
Accelerated Return Notes®	TS-5

Accelerated Return Notes®
Linked to a Basket of Three Technology Sector Stocks, due July , 2026

Risk Factors

There are important differences between the notes and a conventional debt security. An investment in the notes involves significant risks, including those listed below. You should carefully review the more detailed explanation of risks relating to the notes in the “Risk Factors” sections beginning on page PS-6 of product supplement STOCK ARN-1, page S-3 of the MTN prospectus supplement and page 1 of the prospectus identified above. We also urge you to consult your investment, legal, tax, accounting, and other advisors before you invest in the notes.

Structure-related Risks

▪	Depending on the performance of the Basket as measured shortly before the maturity date, your investment may result in a loss; there is no guaranteed return of principal.

▪	Your return on the notes may be less than the yield you could earn by owning a conventional fixed or floating rate debt security of comparable maturity.

▪	Payments on the notes are subject to our credit risk, and actual or perceived changes in our creditworthiness are expected to affect the value of the notes. If we become insolvent or are unable to pay our obligations, you may lose your entire investment.

▪	Your investment return is limited to the return represented by the Capped Value and may be less than a comparable investment directly in the Basket Stocks.

Valuation- and Market-related Risks

▪	The initial estimated value of the notes is only an estimate, determined as of a particular point in time by reference to our and our affiliates’ pricing models. These pricing models consider certain assumptions and variables, including our credit spreads, our internal funding rate, mid-market terms on hedging transactions, expectations on dividends, interest rates and volatility, price-sensitivity analysis and the expected term of the notes. These pricing models rely in part on certain forecasts about future events, which may prove to be incorrect.

▪	The public offering price you pay for the notes will exceed the initial estimated value. If you attempt to sell the notes prior to maturity, their market value may be lower than the price you paid for them and lower than the initial estimated value. This is due to, among other things, changes in the value of the Basket, our internal funding rate and the inclusion in the public offering price of the underwriting discount and the hedging-related charge, all as further described in “Structuring the Notes” below. These factors, together with various credit, market and economic factors over the term of the notes, are expected to reduce the price at which you may be able to sell the notes in any secondary market and will affect the value of the notes in complex and unpredictable ways.

▪	The initial estimated value does not represent a minimum or maximum price at which we, MLPF&S, BofAS or any of our affiliates would be willing to purchase your notes in any secondary market (if any exists) at any time. The value of your notes at any time after issuance will vary based on many factors that cannot be predicted with accuracy, including the performance of the Basket, our creditworthiness and changes in market conditions.

▪	A trading market is not expected to develop for the notes. None of us, MLPF&S or BofAS is obligated to make a market for, or to repurchase, the notes. There is no assurance that any party will be willing to purchase your notes at any price in any secondary market.

Conflict-related Risks

▪	Our business, hedging and trading activities, and those of MLPF&S, BofAS and our respective affiliates (including trades in the Basket Stocks), and any hedging and trading activities we, MLPF&S, BofAS or our respective affiliates engage in for our clients’ accounts, may affect the market value and return of the notes and may create conflicts of interest with you.

▪	There may be potential conflicts of interest involving the calculation agent, which is BofAS. We have the right to appoint and remove the calculation agent.

Market Measure-related Risks

▪	The Underlying Companies will have no obligations relating to the notes, and none of us, MLPF&S or BofAS will perform any due diligence procedures with respect to any Underlying Company in connection with this offering.

▪	Changes in the price of one Basket Stock may be offset by changes in the prices of the other Basket Stocks.

▪	You will have no rights of a holder of the Basket Stocks, and you will not be entitled to receive shares of the Basket Stocks or dividends or other distributions by the Underlying Companies.

▪	While we, MLPF&S, BofAS or our respective affiliates may from time to time own securities of the Underlying Companies, we, MLPF&S, BofAS and our respective affiliates do not control any Underlying Company, and have not verified any disclosures made by any Underlying Company.

▪	The Redemption Amount will not be adjusted for all corporate events that could affect a Basket Stock. See “Description of the ARNs—Anti-Dilution Adjustments” beginning on page PS-20 of product supplement STOCK ARN-1.

▪	The Basket is concentrated in the technology sector, and an investment in the notes involves certain risks associated with an investment in companies in the technology sector.

Accelerated Return Notes®	TS-6

Accelerated Return Notes®
Linked to a Basket of Three Technology Sector Stocks, due July , 2026

Tax-related Risks

▪	The U.S. federal income tax consequences of an investment in the notes are uncertain. There is no direct legal authority regarding the proper U.S. federal income tax treatment of the notes, and significant aspects of the tax treatment of the notes are uncertain. You should review carefully the section entitled “United States Federal Income Tax Considerations” herein, in combination with the section entitled “U.S. Federal Income Tax Summary” in the accompanying product supplement, and consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the notes.

Additional Risk Factors

The stocks included in the Basket are concentrated in one sector. All of the stocks included in the Basket are issued by companies in the technology sector. Although an investment in the notes will not give holders any ownership or other direct interests in the Basket Stocks, the return on an investment in the notes will be subject to certain risks associated with a direct equity investment in companies in the technology sector. Accordingly, by investing in the notes, you will not benefit from the diversification which could result from an investment linked to companies that operate in multiple sectors.

Adverse conditions in the technology sector may reduce your return on the notes. All of the Basket Stocks are issued by companies whose primary lines of business are directly associated with the technology sector. The profitability of technology companies can be significantly affected by intense competition and rapid product obsolescence. Technology companies may also have limited product lines, markets, financial resources or personnel. In addition, technology companies are heavily dependent on intellectual property rights, and the loss or impairment of those rights could adversely affect the prices of the Basket Stocks and increase the volatility of the Market Measure. As a result of these factors, the value of the notes may be subject to greater volatility and be more adversely affected by economic, political, or regulatory events relating to the technology sector.

Accelerated Return Notes®	TS-7

Accelerated Return Notes®
Linked to a Basket of Three Technology Sector Stocks, due July , 2026

The Basket

The Basket is designed to allow investors to participate in the percentage changes in the prices of the Basket Stocks from the Starting Value to the Ending Value of the Basket. The Basket Stocks are described in the section “The Basket Stocks” below. Each Basket Stock will be assigned an initial weight on the pricing date, as set forth in the table below.

For more information on the calculation of the value of the Basket, please see the section entitled “Description of ARNs—Basket Market Measures” beginning on page PS-26 of product supplement STOCK ARN-1.

If April 30, 2025 were the pricing date, for each Basket Stock, the Initial Component Weight, the Closing Market Price, the hypothetical Component Ratio and the initial contribution to the Basket value would be as follows:

Basket Stock	Bloomberg Symbol	Initial Component Weight	Closing Market Price(1)(2)	Hypothetical Component Ratio(1)(3)	Initial Basket Value Contribution
Amazon.com, Inc.	AMZN	33.34%	$184.42	0.18078300	33.34
NVIDIA Corporation	NVDA	33.33%	$108.92	0.30600441	33.33
Microsoft Corporation	MSFT	33.33%	$395.26	0.08432424	33.33
				Starting Value	100.00

(1)	The actual Closing Market Price of each Basket Stock and the resulting actual Component Ratios will be determined on the pricing date and will be set forth in the final term sheet that will be made available in connection with sales of the notes.

(2)	These were the Closing Market Prices of the Basket Stocks on April 30, 2025.

(3)	Each hypothetical Component Ratio equals the Initial Component Weight of the relevant Basket Stock (as a percentage) multiplied by 100, and then divided by the Closing Market Price of that Basket Stock on April 30, 2025 and rounded to eight decimal places.

The calculation agent will calculate the Ending Value of the Basket by summing the products of the Closing Market Price for each Basket Stock (multiplied by its Price Multiplier) on the Calculation Day and the Component Ratio applicable to that Basket Stock. The Price Multiplier for each Basket Stock will initially be 1, and is subject to adjustment as described in product supplement STOCK ARN-1. If a Market Disruption Event occurs as to any Basket Stock on the scheduled Calculation Day, the closing level of that Basket Stock will be determined as more fully described in the section entitled “Description of the ARNs—Basket Market Measures—Ending Value of the Basket” in product supplement STOCK ARN -1.

Accelerated Return Notes®	TS-8

Accelerated Return Notes®
Linked to a Basket of Three Technology Sector Stocks, due July , 2026

While actual historical information on the Basket will not exist before the pricing date, the following graph sets forth the hypothetical daily historical performance of the Basket from January 1, 2015 through April 30, 2025. The graph is based upon actual daily historical prices of the Basket Stocks, hypothetical Component Ratios based on the closing prices of the Basket Stocks as of January 1, 2015, and a Basket value of 100.00 as of that date. This hypothetical historical data on the Basket is not necessarily indicative of the future performance of the Basket or what the value of the notes may be. Any hypothetical historical upward or downward trend in the value of the Basket during any period set forth below is not an indication that the value of the Basket is more or less likely to increase or decrease at any time over the term of the notes.

Hypothetical Historical Performance of the Basket

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Date

Accelerated Return Notes®	TS-9

Accelerated Return Notes®
Linked to a Basket of Three Technology Sector Stocks, due July , 2026

The Basket Stocks

We have derived the following information from publicly available documents. We have not independently verified the accuracy or completeness of the following information.

Because each Basket Stock is registered under the Securities Exchange Act of 1934, the Underlying Companies are required to file periodically certain financial and other information specified by the SEC. Information provided to or filed with the SEC by the Underlying Companies can be located through the SEC’s website at http://www.sec.gov by reference to the applicable CIK number set forth below.

This term sheet relates only to the notes and does not relate to any securities of the Underlying Companies. None of us, MLPF&S, BofAS or any of our respective affiliates has participated or will participate in the preparation of the Underlying Companies’ publicly available documents. None of us, MLPF&S, BofAS or any of our respective affiliates has made any due diligence inquiry with respect to the Underlying Companies in connection with the offering of the notes. None of us, MLPF&S, BofAS or any of our respective affiliates makes any representation that the publicly available documents or any other publicly available information regarding the Underlying Companies are accurate or complete. Furthermore, there can be no assurance that all events occurring prior to the date of this term sheet, including events that would affect the accuracy or completeness of these publicly available documents that would affect the trading price of the Basket Stocks, have been or will be publicly disclosed. Subsequent disclosure of any events or the disclosure of or failure to disclose material future events concerning an Underlying Company could affect the price of its Basket Stock and therefore could affect your return on the notes. The selection of the Basket Stocks is not a recommendation to buy or sell shares of the Basket Stocks.

Amazon.com, Inc.

Amazon.com, Inc. serves consumers through its online and physical stores; manufactures and sells electronic devices; develops and produces media content; offers subscription services; offers programs that enable sellers to sell their products in its stores and to fulfil orders using its services; offers developers and enterprises a set of technology services, including compute, storage, database, analytics and machine learning and other services; offers programs that allow authors, independent publishers, musicians, filmmakers, Twitch streamers, skill and app developers and others to publish and sell content; and provides advertising services to sellers, vendors, publishers, authors and others, through programs such as sponsored ads, display and video advertising.

This Basket Stock trades on The Nasdaq Stock Market under the symbol “AMZN.” The company’s CIK number is 1018724.

The following graph shows the daily historical performance of AMZN in the period from January 1, 2015 through April 30, 2025. We obtained this historical data from Bloomberg L.P. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg L.P. On April 30, 2025, the Closing Market Price of AMZN was $184.42. The graph below may have been adjusted to reflect certain corporate actions such as stock splits and reverse stock splits.

Historical Performance of AMZN

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This historical data on AMZN is not necessarily indicative of the future performance of AMZN or what the value of the notes may be. Any historical upward or downward trend in the price per share of AMZN during any period set forth above is not an indication that the price per share of AMZN is more or less likely to increase or decrease at any time over the term of the notes.

Before investing in the notes, you should consult publicly available sources for the prices and trading pattern of AMZN.

Accelerated Return Notes®	TS-10

Accelerated Return Notes®
Linked to a Basket of Three Technology Sector Stocks, due July , 2026

NVIDIA Corporation

NVIDIA Corporation is a full-stack computing infrastructure company with data-center-scale offerings whose full-stack includes the CUDA programming model that runs on all of its graphics processing units (GPUs), as well as domain-specific software libraries, software development kits and Application Programming Interfaces.

This Basket Stock trades on The Nasdaq Stock Market under the symbol “NVDA.” The company’s CIK number is 1045810.

The following graph shows the daily historical performance of NVDA in the period from January 1, 2015 through April 30, 2025. We obtained this historical data from Bloomberg L.P. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg L.P. On April 30, 2025, the Closing Market Price of NVDA was $108.92. The graph below may have been adjusted to reflect certain corporate actions such as stock splits and reverse stock splits.

Historical Performance of NVDA

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This historical data on NVDA is not necessarily indicative of the future performance of NVDA or what the value of the notes may be. Any historical upward or downward trend in the price per share of NVDA during any period set forth above is not an indication that the price per share of NVDA is more or less likely to increase or decrease at any time over the term of the notes.

Before investing in the notes, you should consult publicly available sources for the prices and trading pattern of NVDA.

Accelerated Return Notes®	TS-11

Accelerated Return Notes®
Linked to a Basket of Three Technology Sector Stocks, due July , 2026

Microsoft Corporation

Microsoft Corporation is a technology company that develops and supports software, services, devices and solutions.

This Basket Stock trades on The Nasdaq Stock Market under the symbol “MSFT.” The company’s CIK number is 789019.

The following graph shows the daily historical performance of MSFT in the period from January 1, 2015 through April 30, 2025. We obtained this historical data from Bloomberg L.P. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg L.P. On April 30, 2025, the Closing Market Price of MSFT was $395.26. The graph below may have been adjusted to reflect certain corporate actions such as stock splits and reverse stock splits.

Historical Performance of MSFT

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Jan-23
Jul-23
Jan-24
Jul-24
Jan-25

This historical data on MSFT is not necessarily indicative of the future performance of MSFT or what the value of the notes may be. Any historical upward or downward trend in the price per share of MSFT during any period set forth above is not an indication that the price per share of MSFT is more or less likely to increase or decrease at any time over the term of the notes.

Before investing in the notes, you should consult publicly available sources for the prices and trading pattern of MSFT.

Accelerated Return Notes®	TS-12

Accelerated Return Notes®
Linked to a Basket of Three Technology Sector Stocks, due July , 2026

Supplement to the Plan of Distribution

Under our distribution agreement with BofAS, BofAS will purchase the notes from us as principal at the public offering price indicated on the cover of this term sheet, less the indicated underwriting discount.

MLPF&S will purchase the notes from BofAS for resale, and will receive a selling concession in connection with the sale of the notes in an amount up to the full amount of underwriting discount set forth on the cover of this term sheet.

We will pay a fee to LFT Securities, LLC for providing certain electronic platform services with respect to this offering, which reduces the economic terms of the notes to you. An affiliate of BofAS has an ownership interest in LFT Securities, LLC.

We may deliver the notes against payment therefor in New York, New York on a date that is greater than one business day following the pricing date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in one business day, unless the parties to any such trade expressly agree otherwise. Accordingly, if the initial settlement of the notes occurs more than one business day from the pricing date, purchasers who wish to trade the notes more than one business day prior to the original issue date will be required to specify alternative settlement arrangements to prevent a failed settlement.

The notes will not be listed on any securities exchange. In the original offering of the notes, the notes will be sold in minimum investment amounts of 100 units. If you place an order to purchase the notes, you are consenting to MLPF&S and/or one of its affiliates acting as a principal in effecting the transaction for your account.

MLPF&S and BofAS may repurchase and resell the notes, with repurchases and resales being made at prices related to then-prevailing market prices or at negotiated prices, and these prices will include MLPF&S’s and BofAS’s trading commissions and mark-ups or mark-downs. MLPF&S and BofAS may act as principal or agent in these market-making transactions; however, neither is obligated to engage in any such transactions. At their discretion, for a short, undetermined initial period after the issuance of the notes, MLPF&S and BofAS may offer to buy the notes in the secondary market at a price that may exceed the initial estimated value of the notes. Any price offered by MLPF&S or BofAS for the notes will be based on then-prevailing market conditions and other considerations, including the performance of the Basket and the remaining term of the notes. However, none of us, MLPF&S, BofAS or any of our respective affiliates is obligated to purchase your notes at any price or at any time, and we cannot assure you that we, MLPF&S, BofAS or any of our respective affiliates will purchase your notes at a price that equals or exceeds the initial estimated value of the notes.

The value of the notes shown on your account statement will be based on BofAS’s estimate of the value of the notes if BofAS or another of its affiliates were to make a market in the notes, which it is not obligated to do. That estimate will be based upon the price that BofAS may pay for the notes in light of then-prevailing market conditions and other considerations, as mentioned above, and will include transaction costs. At certain times, this price may be higher than or lower than the initial estimated value of the notes.

The distribution of the Note Prospectus in connection with these offers or sales will be solely for the purpose of providing investors with the description of the terms of the notes that was made available to investors in connection with their initial offering. Secondary market investors should not, and will not be authorized to, rely on the Note Prospectus for information regarding RBC or for any purpose other than that described in the immediately preceding sentence.

An investor’s household, as referenced on the cover of this term sheet, will generally include accounts held by any of the following, as determined by MLPF&S in its discretion and acting in good faith based upon information then available to MLPF&S:

•	the investor’s spouse (including a domestic partner), siblings, parents, grandparents, spouse’s parents, children and grandchildren, but excluding accounts held by aunts, uncles, cousins, nieces, nephews or any other family relationship not directly above or below the individual investor;

•	a family investment vehicle, including foundations, limited partnerships and personal holding companies, but only if the beneficial owners of the vehicle consist solely of the investor or members of the investor’s household as described above; and

•	a trust where the grantors and/or beneficiaries of the trust consist solely of the investor or members of the investor’s household as described above; provided that, purchases of the notes by a trust generally cannot be aggregated together with any purchases made by a trustee’s personal account.

Purchases in retirement accounts will not be considered part of the same household as an individual investor’s personal or other non-retirement account, except for individual retirement accounts (“IRAs”), simplified employee pension plans (“SEPs”), savings incentive match plan for employees (“SIMPLEs”) and single-participant or owners only accounts (i.e., retirement accounts held by self-employed individuals, business owners or partners with no employees other than their spouses).

Please contact your MLPF&S financial advisor if you have any questions about the application of these provisions to your specific circumstances or think you are eligible.

Accelerated Return Notes®	TS-13

Accelerated Return Notes®
Linked to a Basket of Three Technology Sector Stocks, due July , 2026

Structuring the Notes

The notes are our debt securities. As is the case for all of our debt securities, including our market-linked notes, the economic terms of the notes reflect our actual or perceived creditworthiness. In addition, because market-linked notes result in increased operational, funding and liability management costs to us, we typically borrow the funds under market-linked notes at a rate that is lower than the rate that we might pay for a conventional fixed or floating rate debt security of comparable maturity, which we refer to as our internal funding rate. The lower internal funding rate, along with the fees and charges associated with market-linked notes, reduce the economic terms of the notes to you and result in the initial estimated value of the notes on the pricing date being less than their public offering price. Unlike the initial estimated value, any value of the notes determined for purposes of a secondary market transaction may be based on a secondary market rate, which may result in a lower value for the notes than if our initial internal funding rate were used.

At maturity, we are required to pay the Redemption Amount to holders of the notes, which will be calculated based on the $10 per unit principal amount and will depend on the performance of the Basket. In order to meet these payment obligations, at the time we issue the notes, we may choose to enter into certain hedging arrangements (which may include call options, put options or other derivatives) with BofAS or one of its affiliates. The terms of these hedging arrangements are determined by seeking bids from market participants, including MLPF&S, BofAS and their affiliates, and take into account a number of factors, including our creditworthiness, interest rate movements, the volatility of the Basket Stocks, the tenor of the notes and the tenor of the hedging arrangements. The economic terms of the notes and their initial estimated value depend in part on the terms of these hedging arrangements.

BofAS has advised us that the hedging arrangements will include a hedging-related charge of approximately $0.05 per unit, reflecting an estimated profit to be credited to BofAS from these transactions. Since hedging entails risk and may be influenced by unpredictable market forces, additional profits and losses from these hedging arrangements may be realized by BofAS or any third party hedge providers.

For further information, see “Risk Factors—Valuation- and Market-related Risks” beginning on page PS-7 and “Use of Proceeds and Hedging” on page PS-16 of product supplement STOCK ARN-1.

Accelerated Return Notes®	TS-14

Accelerated Return Notes®
Linked to a Basket of Three Technology Sector Stocks, due July , 2026

Summary of Canadian Federal Income Tax Consequences

For a discussion of the material Canadian federal income tax consequences relating to an investment in the notes, please see the section entitled “Tax Consequences—Canadian Taxation” in the prospectus dated December 20, 2023.

United States Federal Income Tax Considerations

You should review carefully the section in the accompanying product supplement entitled “U.S. Federal Income Tax Summary.” The following discussion, when read in combination with that section, constitutes the full opinion of our counsel, Davis Polk & Wardwell LLP, regarding the material U.S. federal income tax consequences of owning and disposing of the notes.

Generally, this discussion assumes that you purchased the notes for cash in the original issuance at the stated issue price and does not address other circumstances specific to you, including consequences that may arise due to any other investments relating to the Basket. You should consult your tax adviser regarding the effect any such circumstances may have on the U.S. federal income tax consequences of your ownership of a note.

In the opinion of our counsel, which is based on current market conditions, it is reasonable to treat the notes for U.S. federal income tax purposes as pre-paid cash settled derivative contracts, as described in the section entitled “U.S. Federal Income Tax Summary—U.S. Holders” in the accompanying product supplement. There is uncertainty regarding this treatment, and the Internal Revenue Service (the “IRS”) or a court might not agree with it. Moreover, because this treatment of the notes and our counsel’s opinion are based on market conditions as of the date of this preliminary term sheet, each is subject to confirmation on the pricing date. A different tax treatment could be adverse to you. Generally, if this treatment is respected, (i) you should not recognize taxable income or loss prior to the taxable disposition of your notes (including upon maturity or an earlier redemption, if applicable) and (ii) the gain or loss on your notes should be treated as short-term capital gain or loss unless you have held the notes for more than one year, in which case your gain or loss should be treated as long-term capital gain or loss.

We do not plan to request a ruling from the IRS regarding the treatment of the notes. An alternative characterization of the notes could materially and adversely affect the tax consequences of ownership and disposition of the notes, including the timing and character of income recognized. In addition, the U.S. Treasury Department and the IRS have requested comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar financial instruments and have indicated that such transactions may be the subject of future regulations or other guidance. Furthermore, members of Congress have proposed legislative changes to the tax treatment of derivative contracts. Any legislation, Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the notes, possibly with retroactive effect.

Non-U.S. holders. As discussed under “U.S. Federal Income Tax Summary—Non-U.S. Holders” in the accompanying product supplement, Section 871(m) of the Internal Revenue Code and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% withholding tax on dividend equivalents paid or deemed paid to non-U.S. holders with respect to certain financial instruments linked to U.S. equities or indices that include U.S. equities. The Treasury regulations, as modified by an IRS notice, exempt financial instruments issued prior to January 1, 2027 that do not have a “delta” of one. Based on certain determinations made by us, we expect that Section 871(m) will not apply to the notes with regard to non-U.S. holders. Our determination is not binding on the IRS, and the IRS may disagree with this determination. If necessary, further information regarding the potential application of Section 871(m) will be provided in the final term sheet for the notes.

We will not be required to pay any additional amounts with respect to U.S. federal withholding taxes.

You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the notes, including possible alternative treatments, as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Supplemental Benefit Plan Investor Considerations

The notes are contractual financial instruments. The financial exposure provided by the notes is not a substitute or proxy for, and is not intended as a substitute or proxy for, individualized investment management or advice for the benefit of any purchaser or holder of the notes. The notes have not been designed and will not be administered in a manner intended to reflect the individualized needs and objectives of any purchaser or holder of the notes.

Each purchaser or holder of any notes acknowledges and agrees that:

•	the purchaser or holder or its fiduciary has made and shall make all investment decisions for the purchaser or holder and the purchaser or holder has not relied and shall not rely in any way upon us or any of our affiliates to act as a fiduciary or adviser of the purchaser or holder with respect to (i) the design and terms of the notes, (ii) the purchaser or holder’s investment in the notes, (iii) the holding of the notes or (iv) the exercise of or failure to exercise any rights we or any of our affiliates, or the purchaser or holder, has under or with respect to the notes;

Accelerated Return Notes®	TS-15

Accelerated Return Notes®
Linked to a Basket of Three Technology Sector Stocks, due July , 2026
•	we and our affiliates have acted and will act solely for our own account in connection with (i) all transactions relating to the notes and (ii) all hedging transactions in connection with our or our affiliates’ obligations under the notes;

•	any and all assets and positions relating to hedging transactions by us or any of our affiliates are assets and positions of those entities and are not assets and positions held for the benefit of the purchaser or holder;

•	our interests and the interests of our affiliates are adverse to the interests of the purchaser or holder; and

•	neither we nor any of our affiliates is a fiduciary or adviser of the purchaser or holder in connection with any such assets, positions or transactions, and any information that we or any of our affiliates may provide is not intended to be impartial investment advice.

See “Benefit Plan Investor Considerations” in the accompanying prospectus.

Accelerated Return Notes®	TS-16